Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

VIRTUSA CORPORATION,

CONVISTA CONSULTING, LLC,

THE MEMBERS OF CONVISTA CONSULTING, LLC

AND

STEFAN FRAAS and JAMES FRASER, AS THE MEMBER REPRESENTATIVES

(for the limited purposes described)

DATED AS OF FEBRUARY 1, 2010

i

SECTION 4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE STOCKHOLDERS		32
4.1	Authorization of Transactions	32
4.2	Non-Contravention	33
4.3	Litigation	33
4.4	Governmental Authorities and Consents	33
4.5	Brokerage	33

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER		34
5.1	Organization and Corporate Power	34
5.2	Authorization of Transactions	34
5.3	Non-Contravention	34
5.4	Litigation	34
5.5	Brokerage	35

SECTION 6. ADDITIONAL AGREEMENTS		35
6.1	Conduct of the Business	35
6.2	Access to Information; Cooperation	35
6.3	Notice of Certain Events; Continuing Disclosure	35
6.4	Certain Filings	36
6.5	Trademarks; Tradenames; Domain Names	37
6.6	Payments With Respect to Purchased Assets	37
6.7	Confidentiality	37
6.8	Tax Matters	38
6.9	Employee and Related Matters	39
6.10	Non-Competition; Non-Solicitation	42
6.11	Maintenance of the Existence of the Company	43
6.12	Customer Consents	43
6.13	Buyer Bonus Program	44

SECTION 7. CONDITIONS TO CLOSING		44
7.1	Conditions to Buyer’s Obligations	44
7.2	Conditions to the Company’s Obligations	46

SECTION 8. INDEMNIFICATION AND RELATED MATTERS		47
8.1	Survival; Risk Allocation	47
8.2	Indemnification	48
8.3	Holdback Account	54

SECTION 9. TERMINATION		55
9.1	Termination	55
9.2	Effect of Termination	56

SECTION 10. APPOINTMENT OF REPRESENTATIVE		56
10.1	Powers of Attorney	56
10.2	Liability	57
10.3	Replacement of the Representatives	57

10.4	Actions of the Representatives; Liability of the Representatives	57
10.5	Indemnification of Representative	58

SECTION 11. MISCELLANEOUS		58
11.1	Amendment	58
11.2	Waiver	58
11.3	Bulk Sales Laws	58
11.4	Specific Performance	58
11.5	Expenses	59
11.6	Notices	59
11.7	Binding Agreement; Assignment	60
11.8	Severability	60
11.9	Disclosure Schedules	60
11.10	Construction	60
11.11	Captions	61
11.12	Entire Agreement	61
11.13	Counterparts	61
11.14	Governing Law	61
11.15	Parties in Interest	61
11.16	CONSENT TO JURISDICTION	61
11.17	WAIVER OF JURY TRIAL	62
11.18	Press Releases and Announcements; Confidentiality	62
11.19	Releases	62

INDEX OF EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale and Assignment
Exhibit C	Form of Contract Assignment Consent
Exhibit D	Form of Founder Employment Agreement
Exhibit E	Form of Key Employee Agreement
Exhibit F	Non-Foreign Person Affidavit
Exhibit G	Form of Subcontractor Agreement
Exhibit H	Form of Termination and Release Agreement

INDEX OF SCHEDULES

Schedule 1.1(a)(i)	Contracts Not Assumed
Schedule 1.1(a)(ii)	Terminated Contracts Not Assumed
Schedule 1.1(b)	Pro Rata Share
Schedule 2.1(a)(i)	Purchased Personal Property
Schedule 2.1(b)(ii)	Office Furniture and Equipment
Schedule 2.7	Post-Closing Statement
Schedule 3.1	Organization and Corporate Power
Schedule 3.4	Capitalization
Schedule 3.5	Financial Statements
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Backlog
Schedule 3.9(a)	Customers and Distributors
Schedule 3.9(b)	Suppliers
Schedule 3.10	Absence of Changes
Schedule 3.12(b)	Leased Real Property
Schedule 3.12(d)	Certain Lease Exceptions
Schedule 3.13(a)	Good Title to Purchased Assets
Schedule 3.13(b)	Leases in Good Standing
Schedule 3.14	Contracts and Commitments
Schedule 3.15	Intellectual Property
Schedule 3.15(b)(viii)	Intellectual Property - Personal Data Collection
Schedule 3.16	Litigation; Proceedings
Schedule 3.17	Government Licenses and Permits
Schedule 3.18	Compliance with Laws
Schedule 3.19	Taxes
Schedule 3.19(j)	Tax Jurisdictions
Schedule 3.20(a)	Employees
Schedule 3.20(b)	Employees - Labor Disputes
Schedule 3.20(c)	Employees - Compliance
Schedule 3.20(d)	Employees - Mass Layoff
Schedule 3.21(a)	Employee Benefit Plans
Schedule 3.21(c)	Employee Benefit Plans - Compliance
Schedule 3.21(d)	Employee Benefit Plans - Contributions

Schedule 3.22	Insurance
Schedule 3.24	Warranties
Schedule 3.25	Names and Locations
Schedule 3.26	Affiliate Transactions
Schedule 6.1	Conduct of Business
Schedule 6.9(a)	Transferred Employees
Schedule 6.13	Buyer Bonus Program
Schedule 7.1(d)	Required Contract Consents
Schedule 7.1(e)	Key Employees
Schedule 7.1(i)(iv)	Terminated Company Contracts

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 1, 2010, by and among ConVista Consulting, LLC, a Virginia limited liability corporation (the “Company”), each of the members of the Company listed on the signature pages hereto (each a “Member,” and collectively, the “Members”), Virtusa Corporation, a Delaware corporation (“Buyer”), and Stefan Fraas and James Fraser, solely in the capacity as members’ representatives and only for the express purposes provided for herein (each a “Representative,” and collectively, the “Representatives”).  Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in Section 1.1 and Section 1.2 hereof.

WHEREAS, the Company is engaged in the business of providing services related to or involving enterprise resource planning (“ERP”) application services, including without limitation, implementation, configuration and consulting services, related to or involving SAP applications, modules or services at various locations around the world (as currently conducted by the Company, the “Business”); and

WHEREAS, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, substantially all of the assets of the Company as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.  DEFINITIONS.

1.1                                 Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Ancillary Agreements” means the Bill of Sale and Assignment, the Assumption Agreement, the Founder Employment Agreements, the Subcontractor Agreement and the Termination and Release Agreements.

“Assumed Contracts” means all Contracts to which the Company is a party other than those Contracts set forth on Schedule 1.1(a)(i) and those terminated Contracts set forth on Schedule 1.1(a)(ii) hereto.  For the avoidance of doubt, Assumed Contracts shall include each Contract set forth on Schedule 3.12(b), Schedule 3.14, Schedule 3.15 and Schedule 3.26 (except in each case where such Contract is also expressly set forth on Schedule 1.1(a)(i) or Schedule 1.1(a)(ii)), any other Contract of the Company not disclosed to Buyer if Buyer notifies the Company that such Contract shall be an Assumed Contract after Buyer becomes aware of the existence thereof, and any Contact constituting an order placed by a customer of the Business that has been accepted by Company between the date of the Letter of Intent and the Closing Date if Buyer notifies the Company that such Contract shall be an Assumed Contract after Buyer becomes aware of the existence thereof.

“Assumption Agreement” means the Assumption Agreement to be executed by Buyer and the Company at the Closing, substantially in the form of Exhibit A.

“Bill of Sale and Assignment” means the Bill of Sale and Assignment to be executed by the Company at the Closing, substantially in the form of Exhibit B.

“Business Day”  means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the Commonwealth of Massachusetts.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Change in Control” means any sale of all or substantially all of the assets or a majority of the then-outstanding capital stock of Buyer, or a merger, consolidation or other transaction in which the stockholders of Buyer in their capacity as such no longer own a majority of the outstanding equity securities of Buyer (or its successor).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company.  “Company Intellectual Property Assets” includes the Company Patents, Company Marks, and Company Copyrights.

“Company Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of the Company or (ii) the ability of Buyer to operate or conduct the Business after the Closing in the manner in which it is currently operated or conducted by the Company (after taking into account the Excluded Assets); provided, however, that none of the following, if established by the Company, shall constitute a Company Material Adverse Effect:  (A) unless such changes disproportionately affect the Company relative to others in the same or similar industries, changes in conditions generally applicable to businesses in the same or similar industries as the Company such as changes in laws, regulations, rules or other requirements of any Governmental Authority generally applicable to such industries or changes in GAAP or its application; (B) any action taken at the written request of Buyer; or (C) unless such changes disproportionately affect the Company relative to others in the same or similar industries, changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise).

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of the Company’s assets are bound.

“Contract Assignment Consent” means the consents executed by the Company and its Customers substantially in the form attached hereto as Exhibit C.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the past or current operation of the Business, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to matters governed by Environmental Law and (ii) arise from or relate in any way to actions occurring or conditions existing on or prior to the Closing Date.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Taxes” means (i) all Taxes of the Company or any of its Affiliates, or for which the Company or any of its Affiliates is liable, for any taxable period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; and (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date, except as provided in Section 6.8(c).

“Founder Employment Agreements” mean the employment agreements to be executed by Buyer and each of Messrs. Fraas and Fraser at the Closing, substantially in the form of Exhibit D, including all exhibits, schedules and attachments thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Holdback Amount” means $2.5 million.

“Holdback Fund” means the Holdback Amount deposited by the Buyer in a separate interest bearing account of the Buyer solely for that purpose, together with any interest or earnings thereon.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases that would be considered capitalized leases under GAAP, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement, (ix) any change-of-control or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any Liability of a Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xi) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xiii) any Transaction Expenses.

“Intellectual Property Assets” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) all goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Key Employee Agreements” mean the Key Employee Agreements substantially in the form of Exhibit E, including all exhibits, schedules and attachments thereto, to be executed by Buyer and each Key Employee.

“Knowledge of the Company” or “Knowledge” means the actual knowledge, after reasonable investigation, of the officers and directors of the Company.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased, subleased or licensed by the Company, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of the Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Letter of Intent” means that certain letter agreement, dated on or about January 5, 2010, between Buyer and the Company.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and Tax liens),  charge, lease, encumbrance, servient easement, deed restriction, reversion, reverter, preferential arrangement, restrictive covenant, condition, restriction or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that affects a Purchased Asset.

“Losses” (collectively) or “Loss” (individually) means any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) reduced by any amounts received under any insurance policies (net of any deductible paid or payable, or any increase in premiums); provided, that in no event shall Losses include any punitive, special or exemplary damages, except to the extent the same are directly incurred by an Indemnified Party in connection with a Third Party Claim.

“Non-Foreign Person Affidavit” means the Non-Foreign Person Affidavit to be executed by the Company and delivered to Buyer at the Closing, substantially in the form of Exhibit F.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Members and/or the Buyer.

“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the Ordinary Course of Business, the existence of which does not, and could not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien, (iii) any condition, easement or reservation of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any Leased Real Property and being transferred to Buyer at the Closing that are of record as of the date of this Agreement and the existence of which does not, and could not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, (iv) Liens that are immaterial in character, amount, and extent, and which do not materially impair the marketability, value or use and enjoyment of the asset subject to such Lien and (v) with respect to Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company.  Notwithstanding the foregoing, any Lien for Indebtedness (other than as set forth in clause (v)) as of the Closing will not be a Permitted Lien.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Pro Rata Share” means, in respect of a Member, the percentage set forth on Schedule 1.1(b).

“Release” shall have the meaning set forth in CERCLA.

“Securities Act” means the Securities Act of 1933, as amended.

“Subcontractor Agreement” means the Subcontractor Agreement between the Company and the Buyer in the form attached hereto as Exhibit G.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination and Release Agreements” means the Termination and Release Agreements to be executed by the parties to Contracts listed on Schedule 7.1(i)(iv) substantially in the form attached hereto as Exhibit H.

“Transaction Expenses” means any Liabilities incurred by any Person (including any fees, costs and expenses incurred on behalf of the Members) in connection with the negotiation of the Letter of Intent, this Agreement, the Ancillary Agreements, the performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

1.2                                 Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

Active Employees	6.9(a)
Agreed Amount	8.2(e)(ii)(A)
Agreement	Preamble
Ancillary Lease Documents	3.12(b)
Antitrust Laws	6.4(a)
Applicable Limitation Date	8.1(a)
Apportioned Obligations	6.8(c)
Assumed Liabilities	2.2(a)
Authorized Action	10.4
Business	Preamble
Buyer	Preamble
Buyer Competitor	6.10(a)
Buyer Indemnified Party	8.2(a)
Cap	8.2(d)(ii)
Cash Purchase Price	2.4(a)
Claim Notice	8.2(e)(i)
Claimed Amount	8.2(e)(i)
Class A Units	3.4
Class B Units	3.4
Closing	2.5
Closing Date	2.5
Closing Statement	2.7(a)
COBRA	6.9(e)
COBRA Coverage Period	6.9(e)
COBRA Eligible Individual	6.9(e)
Combined Customers	6.10(b)
Company	Preamble
Company 401(k) Plan	6.9(b)
Company Contracts	3.14(b)
Company Copyrights	3.15(a)
Company Employees	6.9(a)
Company Indemnified Parties	8.2(b)
Company Marks	3.15(a)
Company Patents	3.15(a)
Company Product	3.24
Confidential Information	6.7
Contested Amount	8.2(e)(ii)(A)
Contingent Worker	3.20(a)
Customers	3.9(a)
Dispute Notice	2.7(a)
Distributors	3.9(a)
E One Active Employees	6.9(g)
Earn-Out Statement	2.7(a)
Employer	6.9(a)
Enterprise One Employees	6.9(g)
Enterprise One Entities	6.9(g)
ERP	Preamble
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)

Term	Section

Expense Multiple	2.4(c)
Foreign Employee	6.9(a)
Financial Statements	3.5
Fundamental Representations	8.1(a)(ii)
Inactive Employees	6.9(a)
Indemnified Party	8.2(e)
Indemnifying Party	8.2(e)
Independent Accounting Firm	2.7(d)
Insiders	3.26
Inventory	2.1(a)(ii)
Item of Dispute	2.7(a)
Key Employees	7.1(e)
Leases	3.12(b)
Licenses In	3.15(a)
Licenses Out	3.15(a)
Materiality Qualifiers	8.2(d)(v)
Member	Preamble
Members	Preamble
NDA	6.9(d)
Non-Compete Period	6.10(a)
Non-Transferred Employees	6.9(a)
Operating Amount	2.4(a)
Options	3.12(d)(iv)
Partners	3.9(a)
Permits	3.17
Post-Closing Apportioned Period	6.8(c)
Post-Closing Statement	2.7
Pre-Closing Apportioned Period	6.8(c)
Products	3.15(a)
Prospective Customers	6.10(b)
Purchase Price	2.4(a)
Purchased Assets	2.1(a)
Reference Balance Sheet	3.5
Release Date	8.3
Representative	Preamble
Required Contract Consents	7.1(d)
Response Notice	8.2(e)(ii)(A)
S Election Relief Rejection	2.4(c)
Seller Plans	3.21(a)
Supplier	3.9(b)
Termination Date	9.1(d)
Third Party Claim	8.2(e)(i)
Third Party IP Assets	3.15(b)(iv)
Threshold	8.2(d)(ii)
Transfer Taxes	6.8(a)
Transferred Employees	6.9(a)
Union	3.20(b)

SECTION 2.  PURCHASE AND SALE OF ASSETS.

2.1                                 Purchase of Assets.

(a)                                  Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer, or one or more Affiliates of Buyer designated by Buyer, shall purchase, and the Company shall sell, convey, assign, transfer and deliver to Buyer or such designated Affiliate(s), all of the assets, properties, rights, titles and interests, other than the Excluded Assets, of every kind or nature owned, leased, licensed or otherwise held by the Company (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, real, personal or mixed and wherever located, including all of the following assets (collectively, the “Purchased Assets”):

(i)                                     all tangible personal property, including all machinery, equipment, molds, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property, including those items listed on Schedule 2.1(a)(i) and not including those items listed on Schedule 2.1(b)(ii);

(ii)                                  all raw materials, work-in-progress, finished goods, supplies and other inventories, wherever situated (the “Inventory”);

(iii)                               subject to Section 2.1(b) and Section 2.3, all rights existing under the Assumed Contracts;

(iv)                              all rights to the employment of the employees of the Company;

(v)                                 all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they relate to Excluded Assets or Excluded Liabilities;

(vi)                              all Company Intellectual Property;

(vii)                           all Permits;

(viii)                        all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(ix)                                all books and records, including ledgers, correspondence, lists, studies and reports and other printed or written materials, including, without limitation, all lists and records pertaining to customers, personnel, agents, suppliers, distributors and pricing, purchase and sale records, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, all telephone and facsimile numbers and internet access (including email) accounts, and all information relating to Taxes; provided, that the Company may retain copies of any records as may be required by applicable Law or as necessary to perform its obligations hereunder; and

(x)                                   all other assets of any kind or nature of the Company.

(b)                                 Excluded Assets.  Notwithstanding the foregoing, the following assets of the Company are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed as contemplated hereby:

(i)                                     all cash and cash equivalents;

(ii)                                  all office furniture and equipment set forth on Schedule 2.1(b)(ii);

(iii)                               all accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees (other than receivables in connection with any Purchased Assets for services provided following the Closing Date);

(iv)                              the general ledgers, accounting records, minute books, charter documents, stock books, correspondence and materials related to the Company’s Tax Returns, including any declarations, reports or statements, statutory books, corporate seals or other records having to do with the corporate organization of the Company; provided that Buyer shall be given copies of the general ledgers and accounting records as such documents exist as of the Closing Date;

(v)                                 the personnel files or records and any other records that the Company is required by Law to retain in its possession;

(vi)                              all rights to the Company’s SAP system, mail system and website;

(vii)                           all rights to the Contracts set forth on Schedule 1.1(a)(i) and Schedule 1.1(a)(ii);

(viii)                        all claims, deposits, prepayments, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds) relating to products or services of the Company to the extent provided or performed prior to the Closing;

(ix)                                all bank accounts;

(x)                                   the rights which accrue or will accrue to the Company under this Agreement or the Ancillary Agreements;

(xi)                                all laptop computers and accessories thereto;

(xii)                             all of the automobiles owned or leased by the Company or its Affiliates, including without limitation, a 2005 Toyota Tundra and a 2002 Porsche; and

(xiii)                          all insurance policies for the benefit of the Company or its Affiliates and all rights thereunder.

2.2                                 Assumption of Liabilities.

(a)                                  Assumed Liabilities.  At the Closing, Buyer or its designated Affiliates shall assume and shall agree to pay, defend, discharge and perform as and when due and performable the following specific Liabilities of the Company (the “Assumed Liabilities”):

(i)                                     all Liabilities arising under each Assumed Contract from and after the Closing (other than Liabilities attributable to products sold, services rendered or other actions on or prior to the Closing Date, or to any failure by the Company to comply with the terms thereof on or prior to the Closing Date or Liabilities directly related to the transfer of the Purchased Assets (including Transaction Expenses) as contemplated by this Agreement); and

(ii)                                  all warranty claims or expenses of the Company in respect of products sold or services rendered after the Closing Date.

(b)                                 Excluded Liabilities.  Notwithstanding anything to the contrary contained herein,  Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of the Company or any Affiliate thereof (or any predecessor owner of all or part of the Company’s business or assets) of whatever nature whether currently in existence or arising or asserted hereafter.  All such other Liabilities shall be retained by and remain Liabilities of the Company and Affiliates (all such Liabilities not being assumed are herein referred to as the “Excluded Liabilities”).  Without limiting the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(i)                                     all Excluded Taxes;

(ii)                                  all Indebtedness (other than as set forth in Section 2.2(a));

(iii)                               all claims, causes of action, litigation and other rights of third parties relating to or arising out of (A) the Assumed Contracts, including any warranty obligation of the Company, in respect of products sold or services rendered on or prior to the Closing Date or claims against the Company directly related to the transfer of the Purchased Assets as contemplated by this Agreement or (B) the Excluded Assets, including, without limitation, any Contract that is not an Assumed Contract;

(iv)                              all accounts payable and accrued expenses of the Company (whether prior to or following the Closing);

(v)                                 all Liabilities relating to or arising out of the Excluded Assets, including, without limitation, any Contract that is not an Assumed Contract and any automobiles leased by the Company or its Affiliates;

(vi)                              all Liabilities relating to or arising out of the Assumed Contracts, including any warranty obligation of the Company, solely in respect of products sold or services rendered on or prior to the Closing Date;

(vii)                           all Environmental Liabilities; and

(viii)                        all Liabilities relating to or arising out of the Company’s employment of the employees of the Company, including wages, commission, accrued vacation pay, performance and other bonuses and ownership interests.

2.3                                 Assignment of Contracts and Rights.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder.  The Company will use its best efforts to obtain the consent of the other parties to any such Contract in accordance with the Required Contract Consent for the assignment thereof to Buyer or its designated Affiliate as Buyer may request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company thereunder so that Buyer would not in fact receive all rights under such Contract, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations and Liabilities (solely to the extent provided in Section 2.2(a)), any and all rights of the Company against a third party thereto. The Company will promptly pay to Buyer when received all monies received by the Company under any such Contracts relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date, and Buyer shall pay, defend, discharge and perform all Liabilities relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date under such Contracts.

2.4                                 Purchase Price; Allocation of Purchase Price.

(a)                                  Purchase Price.  Subject to the adjustments set forth in Section 2.7, the purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to (i)(A) twenty-five million, three hundred eighty-one thousand dollars ($25,381,000) in cash less (B) the product of three hundred fifty-six thousand six hundred sixty-seven dollars ($356,667) (the “Operating Amount”) multiplied by the Expense Multiple (as defined below) (the result of (A) minus (B), the “Cash Purchase Price”), plus (ii) the aggregate amount of any Assumed Liabilities.  Buyer shall be entitled to deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax Law.  Any amount so deducted shall be remitted by Buyer to the appropriate Governmental Authority.  To the extent such amounts are withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant recipient.

(b)                                 Allocation.  No later than thirty (30) days after the Closing, Buyer shall prepare and deliver to the Company a proposed allocation of the Purchase Price, Assumed Liabilities, and all other relevant items for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  For purposes of the allocation, the non-compete covenant in Section 6.10(a) shall not be valued separately from goodwill or other intangibles.  The Company shall have fifteen (15) days from the date such allocation is provided by Buyer to provide comments to Buyer on such allocation.  If the Company does not respond by the end of such fifteen (15) day period or if the Company confirms agreement with such allocation prior to the end of the fifteen (15) day period, Buyer and the Company shall jointly prepare an IRS Form 8594 consistent with Buyer’s proposed allocation.  In the event the Company disagrees with the proposed allocation, Buyer and the Company agree to negotiate in good faith to determine the allocation hereunder within ten (10) days from the date on which the Company notified Buyer of such disagreement.  Any issues with respect to the allocations under this Section 2.4(b) which have not been resolved by the Parties within such ten (10) day period shall be referred to the Independent Accounting Firm (as defined in Section 2.7(d)) whose determination shall be final and binding upon the Parties.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the proposed allocation is furthest from the determination rendered by the Independent Accounting Firm.  Each of Buyer and the Company shall timely file IRS Form 8594 in accordance with such jointly prepared IRS Form 8594 within the applicable statutory time limits and shall file all other Tax Returns in a manner consistent with such IRS Form 8594.  Neither Buyer nor the Company shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such final IRS Form 8594 unless otherwise required by applicable law.

(c)                                  Expense Multiple.  The “Expense Multiple” shall equal one and one half (1.5); provided, however, in the event that the Members have each filed with the Internal Revenue Service prior to the Closing a late election to be treated as an S corporation to obtain relief from the Internal Revenue Service and provided that the Members use their best efforts to obtain such relief and the Internal Revenue Service rejects one Member’s request to treat its S corporation election as timely made with an effective date of the incorporation of such Member (an “S Election Relief Rejection”), the Expense Multiple shall equal one and one quarter (1.25), provided further that in the event that the Members have each filed with the Internal Revenue Service prior to the Closing a late election to be treated as an S corporation to obtain relief from the Internal Revenue Service and provided that the Members use their best efforts to obtain such relief and both Members receive an S Election Relief Rejection, the Expense Multiple shall equal one (1.0).  In the event a Member suffers an S Election Relief Rejection, the Buyer shall within ten (10) days of written notice of such rejection pay to the Company in immediately available funds an amount equal to the Operating Amount multiplied by the applicable change in the Expense Multiple.

2.5                                 Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, One Exchange Place, Boston, Massachusetts 02109, at 12:01 a.m. (local time), on the later to occur of (a) February 1, 2010 and (b) the third Business Day following satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2, or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and the Company.  The date of the Closing is herein referred to as the “Closing Date.”  All transactions shall be deemed to occur at 12:01 a.m. on the Closing Date, and the Closing shall be effective as of 12:02 a.m. on the Closing Date.

2.6                                 Payment of the Purchase Price.

(a)                                  Payment of the Holdback Amount.  At the Closing, Buyer shall deliver or cause to be delivered to the Holdback Fund cash in the amount of the Holdback Amount payable by wire transfer in immediately available funds for deposit into the account designated therefor.  The Holdback Fund shall be held solely for the purpose of the satisfaction of any indemnification or other claims of any Buyer Indemnified Parties pursuant to Section 8.  On the date that is twelve (12) months following the Closing Date, any remaining Holdback Amount shall be released to the Company from the Holdback Fund subject to the provisions of Section 8 hereof.

(b)                                 Payment of Remaining Cash Purchase Price.  At the Closing, Buyer shall deliver or cause to be delivered to the Company the remaining Cash Purchase Price (after taking into account the delivery of the Holdback Amount into the Holdback Fund as described in paragraph (a) of this Section 2.6) by wire transfer in immediately available funds to the bank account designated by the Company three Business Days prior to the Closing.

2.7                                 Post-Closing Adjustments to Purchase Price.

(a)                                        Earn-Out Statement.  Promptly, but in any event within thirty five (35) days after the end of the Target Period (as defined on Schedule 2.7), Buyer shall in good faith prepare or cause to be prepared and furnished to the Company a written statement (the “Earn-Out Statement”) setting forth its calculation of the Company Revenues and Operating Margin (each as defined on Schedule 2.7), in each case, prepared in accordance with Schedule 2.7 hereto.  Following receipt of the Earn-Out Statement, the Company shall be afforded a period of twenty (20) days to review the Buyer’s calculation of the Company Revenues and Operating Margin.  At or before the end of the twenty (20) day review period, the Company shall either (i) accept the Earn-Out Statement in its entirety or (ii) deliver to the Buyer a written notice (a “Dispute Notice”) setting forth a detailed explanation of those items in or omitted from the Earn-Out Statement that the Company disputes, including the amount thereof (each, an “Item of Dispute”); provided, that the only basis on which the Company shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement and Schedule 2.7, or contains mathematical or clerical errors.  If the Company does not deliver a Dispute Notice to the Buyer within the twenty (20) day review period, the Company shall be deemed to have accepted the Earn-Out Statement in its entirety.  If the Company delivers a Notice of Dispute in which some, but not all, of the items in the Earn-Out Statement are properly disputed, the Company shall be deemed to have accepted all of the items not disputed other than those not directly disputed but which are affected by an Item of Dispute.  The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Earn-Out Statement.  After the delivery of the Earn-Out Statement, Buyer shall cooperate with the Company and its representatives in connection with its review of the Earn-Out Statement, including by providing the Company and its accountants reasonable access during business hours to materials used in the preparation of the Earn-Out Statement.

(b)                                     Company Revenue Record Retention.  During the Target Period and for one (1) year thereafter, Buyer shall keep, and shall cause its Affiliates to keep, complete and accurate books and records of all Company Revenues.  Upon the written request of either of the Representatives, Buyer shall permit, and shall cause its Affiliates to permit, at the expense of the Representatives, an independent certified public accounting firm of recognized standing, selected by the Representatives and reasonably acceptable to the Buyer, to have access during normal business hours to such of the records of the Buyer as may be reasonably necessary to verify the accuracy of the Earn-Out Statement; provided, however, that such accounting firm has entered into a confidentiality agreement in reasonably customary form and substance with the Buyer.

(c)                                      Dispute Resolution by the Parties.  If the Company delivers a Dispute Notice to Buyer within the required twenty (20) day period, Buyer and the Company shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Earn-Out Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Earn-Out Statement (as so modified) shall be conclusive and binding on all Parties.

(d)                                 Determination by Independent Accounting Firm.  If any Item of Dispute remains unresolved for a period of fifteen (15) days after Buyer’s receipt of a Dispute Notice, then either the Buyer or the Company may, within five (5) days thereafter, submit the dispute to Ernst & Young (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Company or the Buyer, to McGladrey & Pullen, LLP), such accounting firm being referred to herein as the “Independent Accounting Firm”).  Buyer and the Company shall each provide their respective calculations of the Company Revenues and Operating Margin and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be based solely on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement and Schedule 2.7 or whether each such Item of Dispute contains a mathematical or clerical error or errors and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more favorable to the Company than the calculation(s) presented in any Item of Dispute delivered by the Company or more favorable to the Buyer than the calculation(s) presented in any Item of Dispute delivered by Buyer, as to each unresolved Item of Dispute as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, and the Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Company Revenues and/or Operating Margin shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Company Revenues and/or Operating Margin, as applicable, is furthest from the determination rendered by the Independent Accounting Firm.

(e)                                  Final Company Revenues and Operating Margin.  The Company Revenues and Operating Margin shall be deemed final for the purposes of this Section 2.7 upon the earliest of (x) the failure of the Company to provide Buyer with a Dispute Notice within twenty (20) days of the Buyer’s delivery of the Earn-Out Statement, (y) the resolution of all Items of Dispute pursuant to Section 2.7(c) by the Company and the Buyer and (z) the resolution of all Items of Dispute, pursuant to Section 2.7(d), by the Independent Accounting Firm.  Upon the final determination of the Company Revenues and Operating Margin as set forth in this paragraph (d), Buyer shall adjust, if applicable, the Earn-Out Statement accordingly and such adjusted Earn-Out Statement shall be deemed final.

(f)                                    Purchase Price Adjustment.  If the amount of the Company Revenues as reflected on the Final Earn-Out Statement is equal to or greater than the Company Revenue Target as set forth on Schedule 2.7 for the Target Period, the Purchase Price shall be adjusted upward by up to $1 million in accordance with Schedule 2.7.   If the amount of the Operating Margin as reflected on the Final Earn-Out Statement is equal to greater than the Operating Margin Target as set forth on Schedule 2.7 for the Target Period, the Purchase Price shall be adjusted upward by up to $1 million in accordance with Schedule 2.7.  The post-closing adjustment to the Purchase Price, if any, payable by Buyer to the Company pursuant to this Section 2.7 and Schedule 2.7 hereto shall be paid in cash to the Company in immediately available funds by wire transfer within two (2) Business Days after the Closing Statement becomes final and binding upon the Parties.

SECTION 3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

As a material inducement to the Buyer entering into this Agreement, the Company hereby represents and warrants to Buyer that the statements contained in this Section 3 are true and correct (except as set forth in the Disclosure Schedule), that:

3.1                                 Organization and Corporate Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Company’s jurisdiction of incorporation.  The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect.  All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.  The Company has full limited liability company power and authority to own and operate its properties and to carry on the Business (as now conducted and currently proposed to be conducted).  The Company has delivered to Buyer correct and complete copies of the articles of organization and limited liability company agreement for the Company (as amended to date).  The minute books (containing the records of meetings of the members, the board of managers and any committees of the board of managers) contain a complete summary of all meetings of managers and members and reflect all transactions referred to in such minutes accurately in all material respects.  The Company is not in default under or in violation of any provision of its articles of organization and limited liability company agreement (or comparable governing documents).

3.2                                 Authorization of Transactions.  The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder.  The board of managers and members of the Company have duly approved this Agreement and all Ancillary Agreements to which the Company is a party and have duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly executed and delivered by the Company, and this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3                                 Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company is a party or by which it or its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company, except where such violation or default has not had and could not reasonably be expected to have a Company Material Adverse Effect; or (iv) require from the Company any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

3.4                                 Capitalization; Subsidiaries.  As of the date hereof, the membership interests in the Company consist of (i) Class A Units (the “Class A Units”), of which 89 Class A Units are issued and outstanding, and (ii) Class B Units, of which no units are issued and outstanding.  Schedule 3.4 sets forth the name of each record holder of Class A Units and the number of Class A Units held of record by each such member. The Company does not control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own any shares of capital stock or any other securities of, and has not at any time made any other material investment in, any other Person.

3.5                                 Financial Statements.  The Company has delivered to Buyer and set forth on Schedule 3.5 the Company’s balance sheets for the fiscal years ended December 31, 2009 (the “Reference Balance Sheet”), December 31, 2008 and December 31, 2007, and the related consolidated statement of operations, members’ equity and cash flows for the respective fiscal years then ended, together with the notes thereto.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of the unaudited interim Financial Statements to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate) and the absence of footnote disclosure.

3.6                                 Absence of Undisclosed Liabilities.  There are no Liabilities of the Company other than (i) obligations to perform under Contracts described in Schedule 3.12(b), Schedule 3.14, Schedule 3.15 or Schedule 3.26 or under Contracts that are not required to be disclosed thereon (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the face of the Reference Balance Sheet, (iii) Liabilities that have arisen after the date of the Reference Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an Environmental Liability and all of which will remain as an Excluded Liability to the extent not satisfied prior to Closing) and (iv) Liabilities disclosed on Schedule 3.6.

3.7                                 Backlog.

(a)                                  The Company has a backlog of firm orders for the sale of its products and services as set forth on Schedule 3.7.  As of the date hereof, none of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company’s past practices and the Ordinary Course of Business.  The foregoing shall not be deemed a representation that such orders will not be cancelled or materially reduced following the date hereof.

3.8                                 Accounts Receivable; Accounts Payable.

(a)                                  All of the accounts receivable of the Company were incurred in bona fide arm’s length transactions in the Ordinary Course of Business.  Since the date of the Reference Balance Sheet, the Company has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices and has not accelerated any such collections.  The Company does not have any accounts receivable or loans receivable from any person who is an Insider.

(b)                                 All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment.  Since the date of the Reference Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices.  The Company has no account payable to any person who is an Insider.

3.9                                 Customers and Suppliers.

(a)                                  Schedule 3.9(a) sets forth the name of each customer and distributor of the Company who accounted for more than two percent (2%) of the gross revenues of the Company (on a consolidated basis) in fiscal year 2009 (the “Customers” and “Distributors”, respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”).  Schedule 3.9(a) also lists any additional current Customers, Distributors or Partners which the Company reasonably anticipates shall account for more than two percent (2%) of the revenues of the Company for the current fiscal year.  No Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  No Customer, Distributor or Partner has, to the Knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

(b)                                 Schedule 3.9(b) lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (collectively, “Suppliers”) from whom the Company purchased greater than $100,000 in goods and/or services over the course of the 12 months ending December 31, 2009, the amounts owing to each such Person, and whether such amounts are past due.  The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company

(whether as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise).

3.10                           Absence of Changes.  Except as set forth on Schedule 3.10 and as expressly contemplated by this Agreement, since the date of the Reference Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business.  As amplification but not limitation of the foregoing, since the date of the Reference Balance Sheet, the Company has not:

(a)                                  suffered a Company Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $50,000 in the aggregate to its assets, whether or not covered by insurance;

(b)                                 redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on or made any other distributions (whether in cash or in kind) with respect to, any shares of its capital stock or other equity securities;

(c)                                  issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities;

(d)                                 borrowed any amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(e)                                  discharged or satisfied any Lien or paid any Liability related to the Company (other than Liabilities paid in the Ordinary Course of Business), or prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien or other encumbrance (other than Permitted Liens and Liens that will be released at or prior to the Closing);

(f)                                    sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to members or any Insider) any of its tangible or intangible assets (including Company Intellectual Property Assets) (except for sales of inventory and non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis);

(g)                                 failed to pay any creditor an amount when due, or waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(h)                                 entered into any material Contract or amended or terminated the Company’s rights thereunder, or entered into any other material transaction;

(i)                                     made, granted or promised any bonus or any wage, salary or compensation increase to, or made any other change in employment terms for, any director, officer, employee, sales representative or consultant, granted or promised any increase in any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by law), or adopted any new employee benefit plan or arrangement;

(j)                                     made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of the Company;

(k)                                  made any capital expenditures that aggregate in excess of $100,000 or any charitable contributions;

(l)                                     made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business that do not exceed $10,000 in the aggregate);

(m)                               changed or authorized any change in its articles of organization, limited liability company agreement or other governing or organizational documents;

(n)                                 instituted or settled any claim or lawsuit for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief;

(o)                                 acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(p)                                 made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, that may have the effect of increasing any Taxes imposed in respect of any of the Purchased Assets for any taxable period (or portion thereof) ending after the Closing Date;

(q)                                 granted any performance guarantees to its customers other than in the Ordinary Course of Business and consistent with the policies and practices disclosed to Buyer;

(r)                                    to the Company’s Knowledge, disclosed any proprietary confidential information to any Person that is not subject to any confidentiality agreement;

(s)                                  entered into any transaction with directors, officers, employees or members or any transaction that was not in the Ordinary Course of Business; or

(t)                                    committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.

3.11                           Sufficiency of Assets.  The Purchased Assets and the Excluded Assets constitute all of the assets used by the Company in operating its Business as it is currently operated by the Company.  The Purchased Assets will enable Buyer and its Affiliates to operate such business from and after the Closing in the same manner as operated by the Company prior to the Closing (taking into account that Buyer is not acquiring the Excluded Assets).

3.12                           Leased Real Property.

(a)                                  The Company does not own any real property.

(b)                                 Schedule 3.12(b) identifies (i) the street address of each parcel of Leased Real Property, and (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addendum, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases, occupancy agreements and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property, including, without limitation, all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that affect or may affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”).

(c)                                  To the Knowledge of the Company, the Leases and the Ancillary Lease Documents are valid, binding, enforceable and in full force and effect and have not been modified or amended except as disclosed on Schedule 3.12(b).  The Leases and the Ancillary Lease Documents constitute all of and the only agreements under which the Company holds leasehold or subleasehold interests in any real property.  The Company has made available to Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Schedule 3.12(b).

(d)                                 With respect to each of the Leases identified on Schedule 3.12(b), except as set forth on Schedule 3.12(d):

(i)                                     the Lease and all Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii)                                  neither the Company nor, to the Knowledge of the Company, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;

(iii)                               the rental set forth in each Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same; and

(iv)                              the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease

Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(e)                                  The Company has not entered into any other contract for the assignment or other transfer of the Leased Real Property.

(f)                                    Neither the Company nor any constituent partner of the Company is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Code).

3.13                           Personal Property.

(a)                                  Except as set forth on Schedule 3.13(a), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets included in the Purchased Assets.

(b)                                 Except as set forth on Schedule 3.13(b), the buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon or used in connection with the Leased Real Property are operated in conformity with all applicable laws and regulations, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the Ordinary Course of Business.

3.14                           Contracts and Commitments.

(a)                                  Except as specifically contemplated by this Agreement or as set forth on Schedule 3.12(b), Schedule 3.14, Schedule 3.15 or Schedule 3.26, the Company is not a party to or bound by, whether written or oral, any:

(i)                                     Contract involving a commitment or payment by the Company in excess of $100,000;

(ii)                                  any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal;

(iii)                               Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance or change-of-control agreement, or any collective bargaining agreement or Contract with any labor union;

(iv)                              Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;

(v)                                 royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(vi)                              Contract or arrangement which provides any employee with any portion of the profits attributable to or generated by any line of business;

(vii)                           Contract which contains any provisions requiring the Company to indemnify any other party other than in the Ordinary Course of Business;

(viii)                        Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $25,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(ix)                                Contract or group of related Contracts which is or are not cancelable by the Company without penalty on not less than sixty (60) days notice;

(x)                                   Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(xi)                                Contract limiting the freedom of the Company, or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time;

(xii)                             Contract under which the Company has triggered an obligation to provide a refund or rebate or any other payment related to volume-based pricing discounts or similar provisions;

(xiii)                          Contract relating to the distribution, marketing, advertising or sales of the Company’s products and/or services;

(xiv)                         Contract pursuant to which it subcontracts work to third parties;

(xv)                            Contract with any Governmental Authority;

(xvi)                         power of attorney;

(xvii)                      acquisition agreement, whether by merger, stock or asset sale or otherwise;

(xviii)                   Contract not executed in the Ordinary Course of Business; or

(xix)                           other Contract material to the Company.

(b)                                 The Contracts required to be disclosed on Schedule 3.12(b), Schedule 3.14, Schedule 3.15 or Schedule 3.26 are referred to herein as the “Company Contracts.”  The

Company has delivered to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.12(b), Schedule 3.14, Schedule 3.15 or Schedule 3.26).  Schedule 3.14 contains an accurate and complete description of all material terms of all oral Contracts referred to therein.  Except as disclosed on Schedule 3.14, (i) no Company Contract has been canceled or, to the Company’s Knowledge, breached by the other party, and the Company has no Knowledge of any planned breach by any other party to any Company Contract, (ii)  the Company has performed in all material respects all of the obligations required to be performed by it in connection with the Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Company Contract is legal, valid, binding, enforceable by the Company, and, to the Company’s Knowledge, by the other parties thereto, and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby. The Company does not and will not derive any revenue from the Contracts listed on Schedule 1.1(a)(ii) as such Contracts have been terminated and are of no force and effect.  The Company has provided to Buyer a list of all Contracts to which the Company is a party or otherwise has any obligations.

3.15                           Intellectual Property.

(a)                                  Schedule 3.15 contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company (“Company Patents”), registered and unregistered Marks owned by the Company or used or held for use by the Company (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company (“Company Copyrights”), (ii) products, computer programs and/or services and related documentation currently or previously designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software that is made available for a total cost of less than $2,000 per copy), and (iv) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”) (other than customer agreements entered into in the Ordinary Course of Business, substantially in the form of the Company’s form of customer agreement, copies of which have been provided to Buyer).

(b)                                 Except as set forth on Schedule 3.15:

(i)                                     with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Company and (B) licensed to the Company by a third party (other than commercial off the shelf software that is made available for a total cost of less than $2,000), the Company possesses exclusive, adequate and enforceable rights to such Company Intellectual Property Assets as necessary for the operation of the Company; in the case of both (A) and (B) above, free and clear of all Liens other than Permitted Liens;

(ii)                                  all Company Intellectual Property Assets owned by or licensed to the Company are, to the Company’s Knowledge, valid and enforceable, and all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(iii)                               none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fee or Tax or action falling due within ninety (90) days following the Closing Date;

(iv)                              there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(v)                                 no activity by the Company infringes or violates (or in the past infringed or violated) any non-Patent Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any non-Patent Third Party IP Asset; and to the Company’s knowledge, no activity by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Patents (“Third Party Patents”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Patents;

(vi)                              Except as provided in Schedule 3.15(b)(vi), (A) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and Intellectual Property Assets relating thereto; and (B) in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(vii)                           to the Knowledge of the Company, there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual

Property Assets or the Company’s rights therein or thereto, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets; and

(viii)                        the Company has not (A) collected any personally identifiable information from any third parties, and (B) in connection with any collection of personally identifiable information described on Schedule 3.15(b)(viii), complied with all applicable Laws in all relevant jurisdictions and the Company’s publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company’s databases or other records.

3.16                           Litigation; Proceedings.  Except as set forth on Schedule 3.16, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its directors, officers or employees, in their capacity as such, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that could reasonably be expected, if resolved adversely to the Company, to: (i) result in a Company Material Adverse Effect or (ii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement, and to the Knowledge of the Company there is no basis for any of the foregoing.  The Company is not subject to any arbitration, proceeding under collective bargaining Contracts or otherwise or, to the Company’s Knowledge, any governmental investigation or inquiry; and, to the Company’s Knowledge, there is no valid basis for any of the foregoing.  The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.  Schedule 3.16 includes a description of all litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving the Company or any of its directors, officers or employees, in their capacity as such, occurring, arising or existing during the past three (3) years.

3.17                           Governmental Licenses and Permits.  Schedule 3.17 contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities (including all applications therefor), or other similar rights, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its business.  Except as set forth on Schedule 3.17, the Company owns or possesses all right, title and interest in and to all Permits that are necessary to conduct its Business as currently conducted, except where the failure of the Company to possess such Permits has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is in compliance with the terms and conditions of such Permits.  No loss or expiration of any Permit is pending or, to the Company’s Knowledge, threatened (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.  Except as indicated on Schedule 3.17, all of the Permits relating to any Purchased Assets are transferable to Buyer and/or its Affiliates and will be transferred by the Company to Buyer and/or its Affiliates on the Closing Date.

3.18                           Compliance with Laws.  Except as disclosed on Schedule 3.18, the Company and its officers, directors, members, agents, and employees has materially complied with and is in material compliance with all laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof that are applicable to the Business or any material owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or ordinances, and the Company has not received notice of any such violation.

3.19                           Taxes.  Except as set forth on Schedule 3.19:

(a)                                  The Company has timely filed all Tax Returns which are required to be filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)                                 All Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been timely paid and no Taxes are delinquent.

(c)                                  There are no Liens for Taxes upon any of the Purchased Assets, other than Taxes not yet due and payable.

(d)                                 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e)                                  No deficiency for any amount of Tax has been asserted, written or orally, or assessed by a Governmental Authority against the Company and the Company reasonably expects that no such assertion or assessment of Tax liability will be made.

(f)                                    There is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes.

(g)                                 No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in that jurisdiction.

(h)                                 The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to, or filed by Company since December 31, 2006.

(i)                                     None of the Purchased Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c).

(j)                                     Schedule 3.19(j) lists all of the jurisdictions in which the Company files Tax Returns.

3.20                           Employees.

(a)                                  Schedule 3.20(a) contains a complete and accurate list of all of the  directors, officers and other employees of the Company, describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.  Schedule 3.20(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.  Except as contemplated by this Agreement or as set forth on Schedule 3.20(a), to the Knowledge of the Company, (i) no officer or key employee, or group of employees or Contingent Workers, has expressed any plans to terminate his or her employment or service arrangement with the Company and (ii) in the past twelve (12) months no officer’s or key employee’s employment with the Company has been terminated for any reason.

(b)                                 Except as set forth on Schedule 3.20(b), (i) there is no, and during the past three years there has not been, any labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or effecting the business of the Company; (ii) the Company has no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) to the Company’s Knowledge, no Union claims or demands to represent any employees or Contingent Workers; there are no organizational campaigns in progress with respect to any of the Employees or Contingent Workers and no question concerning representation of such individuals exists; (iv) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any of the Company’s operations or any Employee or Contingent Worker; and (v) the Company has not engaged in any unfair labor practice.

(c)                                  Except as set forth on Schedule 3.20(c), (i) the Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (ii) the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and within the last three years there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being audited or investigated or, to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) neither the Company nor any of its officers or senior managers, is, or within the last three years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (vii) all employees are employed at-will and no employee is subject to any contract with the Company.

(d)                                 Except as set forth on Schedule 3.20(d), the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.  Schedule 3.20(d) sets forth for each employee and Contingent Worker who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof (i) the name of such individual, (ii) the date of hire or retention of such individual, (iii) such individual’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the employment loss, and (v) such individual’s last job title(s), location, assignment(s) and department(s).

(e)                                  The Company is not subject to any affirmative action obligation under any law, including Executive Order 11246, or is a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(f)                                    To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

3.21                           Employee Benefit Plans.

(a)                                  Except as set forth on Schedule 3.21(a), with respect to current or former employees, officers, directors or consultants of the Company or any of its Affiliates, neither the Company nor any of its Affiliates maintains, contributes to, has any obligation to contribute to or has any actual or potential Liability with respect to any (i) “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA, (ii) deferred compensation or bonus or retirement plans or arrangements, (iii) qualified or nonqualified defined contribution or defined benefit plans or arrangements, or (iv) stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated

(collectively, the “Seller Plans”).  Neither the Company nor any of its Affiliates has ever contributed to or has any Liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any of its Affiliates has ever maintained or contributed to or has any actual or potential Liability with respect to any plan that is or has been subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any of its Affiliates maintains or contributes to any plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents (other than in accordance with Section 4980B of the Code and Sections 601 through 609 of ERISA (including the applicable regulations promulgated thereunder “COBRA”) or other applicable law) nor has the Company or any of its Affiliates ever promised to provide any such post-termination benefits.  Solely for purposes of this Section 3.21, an entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(8)(C) of ERISA.

(b)                                 Each Seller Plan complies in form and in operation in all material respects with its terms and the requirements of applicable laws and regulations, including ERISA and the Code and the nondiscrimination rules thereof.  Any Seller Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code and each trust (if any) forming a part thereof, has received a favorable determination letter or opinion letter from the Internal Revenue Service as to the qualification under the Code of such Seller Plan and the tax-exempt status of such related trust and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Seller Plan or the tax exempt status of such related trust.

(c)                                  Except as set forth on Schedule 3.21(c), all required reports and descriptions (including Forms 5500, Summary Annual Reports and Summary Plan Descriptions) with respect to the Seller Plans have been properly and timely filed with the appropriate government agency (as applicable) and distributed to participants as required.  The Company has and, to the Company’s Knowledge, its Affiliates have complied with the requirements of COBRA.

(d)                                 All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Seller Plans for all periods prior to the Closing Date either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.21(d)).

(e)                                  Neither the Company nor any of its Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any Seller Plan that has not been satisfied in full, nor does any condition exist that presents a material risk to the Company or any of its Affiliates of incurring such a liability.

(f)                                    With respect to each Seller Plan, (i) there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as described in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Seller Plans, and (iii) no actions, investigations, suits or claims (other than routine claims for benefits) are pending or threatened against any Seller Plan, and the

Company has no Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

(g)                                 With respect to each of the Seller Plans, the Company has furnished to Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans and (v) all Contracts relating to each such plan, including service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

(h)                                 None of the Seller Plans, nor any Liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise (except as expressly provided herein) to be transferred to Buyer and/or its Affiliates as a result of the transactions contemplated hereby.

3.22                           Insurance.  Schedule 3.22 lists each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business, together with a list of material claims made for the past three years.  All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies.  The Company has never been (i) in material default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage.  Such insurance policies provide coverage customary for similarly situated companies in the same or similar industries and as required by applicable law.  Except as set forth on Schedule 3.22, the Company has no self-insurance or co-insurance program, and the reserves set forth on the Reference Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance program.

3.23                           Environmental Matters.

(a)                                  The Company has materially complied with and is currently in material compliance with all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of its properties or facilities.

(b)                                 To the Knowledge of the Company, none of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby shall impose any Liability on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements (including any so called “transaction-triggered” or “responsible property transfer”  laws and regulations).

3.24                           Warranties.  Schedule 3.24 sets forth a complete list of all outstanding warranties, guarantees, pricing discounts and minimum service levels on any of the products or services that the Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a “Company Product”).  There are no existing nor, to the Knowledge of the Company, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties.  There are (a) no inherent design defects or systemic or chronic problems in any Company Product and (b) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems, which in either case could reasonably be expected to have a Company Material Adverse Effect.

3.25                           Names and Location.  Except as set forth on Schedule 3.25,  during the preceding five (5) year period, the Company has not used any name or names under which the Company has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact name under which it has executed this Agreement.  All of the Company’s material assets are located at the premises disclosed on Schedule 3.25.

3.26                           Affiliate Transactions.  Except as disclosed on Schedule 3.26, no officer, director, employee, member or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the Business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.  Schedule 3.26 hereto describes all affiliated services provided to or on behalf of the Company by any Member or its Affiliates and to or on behalf of any Member and its Affiliates by the Company and all affiliate transactions or Contracts among the Company, on the one hand, and any Member or any of its Affiliates, on the other hand (including, in each case, the costs charged to or by the Company).

3.27                           Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.28                           Disclosure.  None of this Agreement, the Ancillary Agreements or any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

SECTION 4.  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE STOCKHOLDERS.

As a material inducement to the Buyer entering into this Agreement, each Member represents and warrants, severally but not jointly, to the Buyer that, except as set forth in the Disclosure Schedule:

4.1                                 Authorization of Transactions.  Such Member has full power, authority and legal capacity to enter into this Agreement and the Ancillary Agreements to which such Member is a party, to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder.  This Agreement and the Ancillary Agreements to which such Member is a party have been duly executed and delivered by such Member and constitute the valid and binding agreements of such Member, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.2                                 Non-Contravention.  The execution, delivery and performance by the Member of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Member is a party or by which any of its assets are bound, (ii) if the Member is an entity, violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any material provision of the Member’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Member; or (iv) require from the Member any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

4.3                                 Litigation.  There are no actions, suits, proceedings or orders pending or, to such Member’s knowledge, threatened against or affecting such Member, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Member’s performance under this Agreement and the Ancillary Agreements to which such Member is a party or the consummation of the transactions contemplated hereby or thereby and to such Member’s knowledge, there is no basis known for any of the foregoing.

4.4                                 Governmental Authorities and Consents.  Such Member is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the Ancillary Agreements to which such Member is a party or the consummation of the transactions contemplated hereby or thereby.  No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by such Member in connection with its execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Member is a party or the transactions contemplated hereby or thereby.

4.5                                 Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Members who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to the Company and the Members to enter into this Agreement, Buyer hereby represents and warrants to the Company and the Members that:

5.1                                 Organization and Corporate Power.  The Buyer is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of its jurisdiction of formation.  The Buyer is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

5.2                                 Authorization of Transactions.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors of the Buyer has duly approved this Agreement and all Ancillary Agreements to which it is a party and has duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all Ancillary Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3                                 Non-Contravention.  The execution, delivery and performance by the Buyer of this Agreement and all agreements, documents and instruments executed and delivered by the Buyer pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the Buyer is a party or by which it or its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Buyer’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Buyer; or (iv) require from the Buyer any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

5.4                                 Litigation.  There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the performance of the Buyer under this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.5                                 Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Buyer in connection with the transactions contemplated by this Agreement.

SECTION 6.  ADDITIONAL AGREEMENTS.

6.1                                 Conduct of the Business.  From the date hereof until the Closing, the Company shall conduct the business in the Ordinary Course of Business and shall use its commercially reasonable efforts consistent with past practices to preserve intact its business organizations and relationships with third parties (including customers and suppliers) and to keep available the services of its current officers and key employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing, other than as contemplated by this Agreement or as set forth on Schedule 6.1, the Company shall not take any action that, if taken, would be the subject of any of the matters set forth in Section 3.10(a) through Section 3.10(t) of this Agreement.

6.2                                 Access to Information; Cooperation.  From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, representatives, accountants and counsel to (i) afford the officers, employees, agents, representative, accountants, counsel of Buyer reasonable access, during normal business hours, to the offices, properties, , books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company and (ii) furnish to the officers, employees, agents, representative, accountants, counsel and financing sources of Buyer such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) cooperate with Buyer in its investigation of the Company.  No investigation by Buyer pursuant to this Section 6.2 shall affect any representation or warranty given by the Company or any Member hereunder or any of Buyer’s rights under this Agreement, including, without limitation, under Section 7 and Section 8.

6.3                                 Notice of Certain Events; Continuing Disclosure.

(a)                                  Prior to the Closing, the Company shall promptly notify Buyer in writing of:

(i)                                     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)                               any action, suit, claim, investigation or proceeding commenced or, to the Company’s Knowledge, threatened against, or relating to or involving or otherwise affecting the Company or that relates to the consummation of the transactions contemplated by this Agreement, or any material development relating to any action, suit, claim, investigation or proceeding disclosed pursuant to Section 3.16 hereof.

(b)                                 Until the Closing, the Company shall promptly notify Buyer in writing of any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement in order to make representations and warranties of the Company true and correct, or that constitutes a breach or prospective breach of this Agreement by the Company.

(c)                                  No notice pursuant to this Section 6.3 shall affect any representation or warranty given by the Company hereunder or any of Buyer’s rights hereunder, including, without limitation, under Section 7 and Section 8.

6.4                                 Certain Filings.

(a)                                  The Company and Buyer shall cooperate with each other and use their reasonable best efforts to promptly obtain the authorizations, consents, registrations, permits, confirmations, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement from any Governmental Authority.  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof.

(b)                                 The Company and Buyer shall use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other’s counsel on, all the information relating to the other parties that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c)                                  Notwithstanding anything in this Section 6.4 to the contrary, in no event shall Buyer be required to (i) divest any of its operations or assets, agree to divest or hold separate any operations or assets of the Company, or agree to any limitations on the ability of it or any of its Affiliates to acquire, hold or exercise full rights of ownership of, any securities of the Company, or (ii) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as a violation of any Law.  In addition, unless it would reasonably be expected that doing so would materially delay or impair the consummation of the transactions contemplated by this Agreement, Buyer shall be permitted to acquire any equity interest in, acquire all or substantially all of the assets of, merge, consolidate, enter into a share exchange or business combination with, or enter into any other similar transaction or series of transactions with, any Person and the parties agree that no such transaction shall be a breach of this Section 6.4.

6.5                                 Trademarks; Tradenames; Domain Names.  As soon as practicable after the Closing, the Company shall eliminate the use of all of the trademarks, tradenames, service marks and service names included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; provided, however, that the Company shall be entitled to use such trademarks, tradenames, service marks and service names to the extent reasonably necessary to wind down and liquidate its business or to deal with Excluded Assets and Excluded Liabilities.  The Company shall as soon as practicable after the Closing, but in no event later than thirty (30) days after the Closing, change the corporate name of the Company so as to bear no resemblance to the current name of Company.

6.6                                 Payments With Respect to Purchased Assets.  The Company shall promptly remit to Buyer all monies received by the Company or any of its Affiliates following the Closing Date in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement (unless such payments constitute Excluded Assets).  Payments remitted to Buyer pursuant to this Section 6.6 shall be in the form received by the Company or any of its Affiliates.

6.7                                 Confidentiality.  Each of the Company and each Member agrees to, and shall require its respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all confidential documents and information relating to the business and affairs of the Company, including any trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control.  Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes available publicly and was not disclosed in breach of this Agreement.  In the event that the Company or any Member or any of their respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with the provisions of this Section 6.7.  In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 6.7, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

6.8                                 Tax Matters.

(a)                                  Transfer Taxes.  The Company shall be liable for and shall hold Buyer harmless against any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  Buyer may withdraw the amount of any Transfer Taxes from the Holdback Account in order to satisfy Company’s obligations hereunder.  The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)                                 Tax Deficiencies.  The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Company with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against Buyer.

(c)                                  Apportioned Taxes.  Subject to Section 6.8(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and Buyer as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”).  The Company shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period.  Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.  Within ninety (90) days after the Closing, the Company and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.8(c) (which shall take into account, any Taxes previously overpaid by a party) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed.  Such amount shall be paid by the Party owing it to the other Party within ten (10) Business Days after delivery of such statement.  Thereafter, Buyer shall notify Company upon receipt of any bill for real property Taxes, personal property Taxes or similar ad valorem obligations relating to the Purchased Assets, part or all of which are attributable to the Pre-Closing Apportioned Period, and shall promptly deliver such bill to Company who shall pay the same to the appropriate Governmental Authority; provided that if such bill also relates to the Post-Closing Apportioned Period, Company shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period.  If either Company or Buyer shall make a payment for which it is entitled to reimbursement under this Section 6.8(c), the party that is liable for such payment pursuant to this Section 6.8(c) shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any Tax refunds, credits or overpayments attributable to real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets shall be apportioned between the Buyer and Company in accordance with the apportionment provided in this Section 6.8(c).

(d)                                 Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention for the period of the statute of limitations and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available (provided that if the Company has no employees it shall be under no obligation to hire any employees) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.  Prior to destroying or disposing of any records or information relating to Taxes of the Company for periods (or portions thereof) ending on or prior to the Closing Date, Company shall give Buyer thirty (30) days’ prior written notice and Buyer shall have the right to take possession of such records and information.

6.9                                 Employee and Related Matters.

(a)                                  Transferred Employees.  As of the Closing Date, each of the employees of the Company who is actively employed by the Company as of the Closing Date and set forth on Schedule 6.9(a) (the “Active Employees”) shall be offered employment by either Buyer or one of its Affiliates (the “Employer”).  The Company shall use its best efforts to cause all Active Employees to accept employment with the Employer within ten (10) Business Days of the Closing; provided, however, to the extent that the employment of an Active Employee is subject to a work visa (a “Foreign Employee”) such ten (10) day period shall be extended for such time as necessary for the Foreign Employee to have the necessary paperwork to be employed by the Employer completed so long as such extended period does not exceed forty-five (45) Business Days.  The Foreign Employees of the Company are set forth on Schedule 6.9(a). Not later than ten (10) Business Days after the Closing Date (or such longer period as may be agreed in writing by the Buyer and in the case of a Foreign Employee such longer period specified in the preceding sentence), the Company shall have terminated the employment of all Active Employees.  The Employer shall not offer employment to any employees of the Company who, as of the Closing Date, are absent from active employment with the Company for any reason (including as a result of layoff or leave of absence) as set forth on Schedule 6.9(a) (the “Inactive Employees” and, together with the Active Employees, the “Company Employees”).  The Active Employees who accept employment with the Employer shall be referred to herein as “Transferred Employees.”  The Company Employees who are not offered employment with, or who do not accept employment with, the Employer shall be referred to herein as “Non-Transferred Employees.”  Nothing in this Agreement shall limit the Employer’s ability to modify the salary, wage, benefit or overall compensation level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.  Except as described in this Section 6.9, neither Buyer nor any of its Affiliates shall have any Liability with respect to any Non-Transferred Employee or former employee or retiree of the Company (including any Person currently covered by any benefit plan of the Company who is not a

Transferred Employee), regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date).  The Company shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any commissions, accrued vacation, bonuses, incentive compensation payments, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs) based on or arising under employment with the Company of the Company Employees, including without limitation Transferred Employees.  Without limiting the foregoing, the Company shall be responsible for the payment of any accrued bonuses for 2009 owed to the Transferred Employees.  The Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) to any of the Transferred Employees arising solely out of their employment with the Employer on or after the Closing Date.  Neither Buyer nor any of its Affiliates shall assume any Liability with respect to any Seller Plan or other employee benefit plan of any kind or nature maintained by the Company for any of their employees, former employees or retirees, except as set forth in this Section 6.9.

(b)           Defined Contribution Plans.  Prior to or on the Closing Date, the Company shall make all employee and required employer contributions with respect to the Transferred Employees’ employment service to the Company’s 401(k) plan (the “Company 401(k) Plan”) and shall cause the accounts of all Transferred Employees under the Company 401(k) Plan to become fully vested as of the Closing Date.

(c)           Employee Benefits.  As of the Closing Date, Employer shall permit Transferred Employees to be eligible to participate in all employee plans and benefit arrangements of Employer with the exception of the Employer 401(k) Plan (the Transferred Employees shall be eligible to participate in the Employer 401(k) Plan at the next enrollment opportunity in accordance with the Employer’s 401(k) Plan as of April 1, 2010, provided that the Closing Date has occurred by such date) in which similarly situated employees of Employer are generally eligible to participate in accordance with the then prevailing terms of such employee plans and benefit arrangements, provided that (i) nothing herein shall prevent Employer from terminating the employment of any such Transferred Employee or modifying or terminating such plans from time to time, (ii) for purposes of any length of service requirements, waiting periods or vesting periods in any such plan for which a Transferred Employee may be eligible after the Closing Date, Employer shall ensure that service by such Transferred Employee with the Company shall be deemed to have been service with Employer, provided that such crediting of service does not result in a duplication of benefits, and (iii) all Transferred Employees of the Company and their spouses and dependents who are covered under the Company’s health plan at the time of the Closing shall be covered immediately after the Closing Date under a group health plan of the Employer.

(d)           Mutual Cooperation.  Subject to applicable law (including any privacy laws) and the Mutual Non-Disclosure Agreement between the Company and Buyer dated as of August 28, 2009 (the “NDA”), the Company shall provide promptly to the Employer, at the Employer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire, work- and pay-related and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Company (and predecessors of the Company, as applicable) prior to the Closing Date.  The Company and the Employer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.9.

(e)           Additional Covenants.  The Company shall retain all Liabilities in respect of the Seller Plans, whether incurred on, prior to, or after the Closing.  All claims incurred by Transferred Employees on or prior to the Closing Date under the Seller Plans shall be covered pursuant to the terms and conditions of the Seller Plans.  For purposes of this paragraph, a claim shall be deemed to be incurred on the date on which medical or other treatment or service is rendered and not the date of the submission of the claim related thereto.

(f)            Employee Wages Tax Reporting.  The Parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B.320 (Aug. 23, 2004) for wage reporting with respect to the Transferred Employees.

(g)           Enterprise One Employees.  The Company shall use its commercially reasonable efforts to cause its Active Employees (the “E One Active Employees”) employed by Enterprise One LLC, a Virginia limited liability company, and the other current employees of Enterprise One PLC, an Indian entity, as of the Closing Date to accept employment with the Employer within ten (10) Business Days of the Closing.  If however, one or more E One Active Employees does not accept employment with the Employer within ten (10) Business Days of the Closing, the Company agrees that it shall (i) provide no new business to Enterprise One LLC and Enterprise One PLC (together the “Enterprise One Entities”) within ten (10) Business Days of the Closing Date, (ii) within six (6) months following the Closing Date, transition all work performed under the Contracts with the Enterprise One Entities to the Buyer, and (iii) within twelve (12) months following the Closing Date, terminate all interests and activities held by the Members or the Company in, or to, or on behalf of, the Enterprise One Entities.

(h)           Immigration Matters.   Ralph Schnarkowski, an Active Employee, is currently authorized to work in the United States pursuant to an E2 work visa and other applicable immigration paperwork.  The Company and Buyer will cooperate in an arrangement under which Mr. Schnarkowski would remain employed by the Company and provide services to Buyer on mutually agreed upon terms and conditions satisfactory to Buyer until such time as he becomes an employee of Employer, in each case unless otherwise agreed to in writing by Buyer.

(i)            Employee Resignations.  At the Closing, the Company shall cause the Key Employees to deliver to Buyer an executed resignation letter, in a form acceptable to Buyer, evidencing such Key Employee’s resignation from the Company and any and all Affiliates thereof, with such resignation to be effective immediately prior to the Closing.

6.10         Non-Competition; Non-Solicitation.

(a)           Non-Competition.  For a period of three (3) years from the Closing Date (the “Non-Compete Period”), the Company and the Members shall not, and shall not authorize any of their respective Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise), (i) engage in any business or accept employment with any Buyer Competitor or Company Competitor (as defined below); or (ii) provide any services whether directly or indirectly and whether on my own or on behalf of any Buyer Competitor or Company Competitor (as defined below) to any person or entity that is or was either a Customer or a Prospective Customer (both as defined in clause (b) below); provided that the foregoing restriction shall not apply to ownership of the Enterprise One Entities (subject to compliance with Section 6.9(g) of this Agreement) or less than 3% of the outstanding stock of any publicly-traded corporation; and provided further that upon a Change in Control, the provisions of this Section 6.10(a) shall terminate on the earlier of one (1) year from the consummation of such Change in Control or the expiration of the Non-Compete Period.  “Buyer Competitor” shall mean any Person whose principal business, or any business unit, division or subsidiary of a Person whose principal business, is the providing of global engineering and information technology services using an off-shore model where at least a majority of the company’s (or in the case of a business unit, division or subsidiary, majority of its employees, as the case may be) employees are located in non-U.S. locations (i.e., India, Sri Lanka, China etc.) and “Company Competitor” shall mean any business that provides services related to or involving ERP application or services, including without limitation, implementation, configuration, or consulting services related to or involving SAP applications, modules or services.

(b)           Customer Non-Solicitation.  As a separate and independent covenant, each of the Company and each Member agrees that, during the Non-Compete Period, without the prior written consent of Buyer, it shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise), divert, take away or solicit (or attempt to do any of the foregoing) any of the customers of the Company or the Buyer (the “Combined Customers”), or any proposed or prospective customers of the Company or the Buyer for any purpose, other than pursuant to relationships with Buyer or any of its subsidiaries on behalf of, and to the benefit of, the Buyer. A customer shall be deemed a proposed or prospective customer of the Company or the Buyer if (a) the Buyer is actively soliciting the business of such prospective or proposed customer, (b) the Company was engaged in active negotiations at the time of the Closing, or (c) the customer is otherwise being actively solicited by the Buyer (the “Prospective Customer”).

(c)           Employee Non-Solicitation.  As a separate and independent covenant, each of the Company and each Member agrees that, during the Non-Compete Period, without the prior written consent of Buyer, it shall not, and shall not authorize any of its Affiliates to, directly or indirectly (whether as an owner, partner, operator, manager, employee, officer, director, consultant, advisor, representative, agent or independent contractor of any Person or otherwise) hire, recruit, solicit or induce, or attempt to hire, recruit, solicit or induce, any employee or consultant of the Buyer or any of its subsidiaries to terminate or otherwise cease his or her employment or consulting relationship with the Buyer or any of its subsidiaries, or assist directly or indirectly in the recruitment or solicitation of any employee or consultant of the Buyer or any of its subsidiaries or otherwise hire or attempt to hire any such employee or consultant of the

Buyer or any of its subsidiaries for any purpose, other than on behalf of, and to the benefit of, the Buyer.  For this purpose, an employee or consultant of the Buyer or any of its subsidiaries shall include any former employee or consultant of the Buyer or any of its subsidiaries for a period of six (6) months after termination or cessation of their employment with the Buyer or such subsidiary.

(d)           Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.10 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)           Acknowledgment.  Each of the Company and each Member acknowledges and agrees that it has independently consulted with its counsel and after such consultation agrees that (i) the covenants set forth in this Section 6.10 (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Buyer’s interest in, and value of, the Purchased Assets (including the goodwill inherent therein), (ii) the Company and the Members are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 6.10.

(f)            Obligations.  The Company’s and each Member’s obligations under this Section 6.10 are several and not joint.  The obligations of the Members under this Section 6.10, solely as they relate to Company Competitors and Customers and Prospective Customers of the Company, shall immediately terminate and be of no further force and effect in the event that the Buyer or its Affiliates transfer, sell or otherwise assign the Business to a third party prior to the end of the Non-Compete Period other than in connection with a Change in Control.

6.11         Maintenance of the Existence of the Company.  At all times from and after the Closing Date until the second anniversary of the Closing Date, the Company shall, and the Members shall cause the Company to, remain in existence as a corporate entity, and the Company shall not, and the Members shall cause the Company not to, wind-up, liquidate or dissolve or take any corporate action contemplating any of the foregoing.

6.12         Customer Consents.  Following Closing, the Company will use its best efforts to obtain within ten (10) Business Days of the Closing Date the consent of the other parties to any Customer Contract that is an Assumed Contract to which the Company is a party with the Required Contract Consent for the assignment thereof to Buyer or its designated Affiliate as Buyer may request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company thereunder so that Buyer would not in fact receive all rights under such Contract, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations and Liabilities (solely to the extent provided in Section 2.2(a)), any and all rights of the Company against a third party thereto.  The Company will promptly pay to Buyer when received all monies received by the Company under any such Contracts relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date, and Buyer shall pay, defend, discharge and perform all Liabilities relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date under such Contracts.  Without limiting the foregoing, to the extent that any Customer Contract that is an Assumed Contract is not assigned at the Closing to Buyer, the Company will take all actions as reasonably requested by Buyer to enable the Buyer to obtain all benefits and recognize all revenue on each such Customer Contracts from the Closing Date until such time as the assignment of such Customer Contract to Buyer is effective.

6.13         Buyer Bonus Program.  Subject to the terms and conditions set forth on Schedule 6.13, Buyer agrees to pay to each Active Employee listed on Schedule 6.13 the respective bonus set forth next to such Active Employee’s name thereon.

SECTION 7.  CONDITIONS TO CLOSING.

7.1           Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver (in accordance with Section 11.2), on or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company and the Members contained in this Agreement (i) shall have been true and correct when made; (ii) that are not qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and (iii) that are qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing, (in each case, without taking into account any disclosures made by the Company to Buyer pursuant to Section 6.3(a) or Section 6.3(b) hereof);

(b)           Covenants.  The Company and the Members shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them on or prior to the Closing Date under this Agreement;

(c)           Regulatory Approvals.  All actions by or in respect of or filings with any Governmental Authority or official that are required for the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been taken or made and all authorizations, consents, orders and approvals from such entities shall have been obtained, each in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect;

(d)           Required Contract Consents.  The Company and Buyer shall have received, each in form and substance reasonably satisfactory to Buyer, all third party consents and estoppel certificates that Buyer deems necessary or desirable under any Assumed Contracts (the “Required Contract Consents”) which Required Contract Consents shall include Contract

Assignment Consents for Customer Contracts with the individuals or entities set forth on Schedule 7.1(d) hereto;

(e)           Key Employee Agreements.  Each of the employees set forth on Schedule 7.1(e) hereto (the “Key Employees”) shall have executed and delivered to Buyer the Key Employee Agreements and such other agreements and documents as Buyer requires generally of its employees.  All such agreements shall remain in full force and effect in accordance with their terms without any modification or amendment, and such Key Employees shall be employed by the Company immediately upon the Closing.

(f)            Employment Agreements.  Each of Stefan Fraas and James Fraser shall have executed the Founder Employment Agreements.  Both such agreements shall remain in full force and effect in accordance with their terms without any modification or amendment, and each of Stefan Fraas and James Fraser shall be employed by the Company immediately upon the Closing.

(g)           No Litigation.  No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects;

(h)           No Company Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; and

(i)            Closing Deliveries.  At the Closing, the Company shall deliver or cause to be delivered to Buyer:

(i)            the Bill of Sale and Assignment and such other instruments, in form and substance satisfactory to Buyer, as may be requested by Buyer to transfer the Purchased Assets to Buyer or evidence such transfer on the public records;

(ii)           executed counterparts of each Ancillary Agreement to which the Company or any Member is a party other than the Ancillary Agreements delivered pursuant to Section 7.1(i)(i), Section 7.1(i)(iv) and Section 7.1(i)(v).

(iii)          copies of all third party, governmental and regulatory consents, approvals, filings, releases, terminations and payoff letters required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv)          the executed counterparts of the Termination and Release Agreements for the Contracts set forth on Schedule 7.1(i)(iv);

(v)           the Subcontractor Agreement between the Company and Buyer, executed by the Company;

(vi)          copies of all Required Contract Consents, including executed counterparts of all Contract Assignment Consents;

(vii)         a copy of (x) the articles of organization, as amended of the Company certified by the Secretary or Assistant Secretary of the Company, dated as of the Closing, stating that no amendments have been made to such articles of organization (or similar organizational documents) since such date, (y) the limited liability company agreement of the Company, certified by the Secretary or Assistant Secretary of the Company, and (z) the resolutions of the Company’s board of managers and members authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, in each case, certified by a Secretary or Assistant Secretary of the Company;

(viii)        certificates of the Secretary of State of the jurisdiction(s) in which the Company is incorporated or organized and each jurisdiction in which the Company is qualified to do business stating that the Company is in good standing, dated as of a date not earlier than five (5) Business Days prior to the Closing;

(ix)           the Non-Foreign Person Affidavit, dated as of the Closing Date;

(x)            a certificate of a duly authorized officer of each of the Company and the Members certifying as to the matters set forth in Section 7.1(a) and Section 7.1(b);

(xi)           executed letters of resignation from each of the Key Employees evidencing each such Key Employee’s resignation from the Company and any and all of its Affiliates, effective immediately prior to the Closing; and

(xii)          such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

7.2           Conditions to the Company’s Obligations.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver (in accordance with Section 11.2), on or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing;

(b)           Covenants.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement;

(c)           No Litigation.  No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects; and

(d)           Payments.  At the Closing, Buyer shall make the payments contemplated by Section 2.6.

(e)           Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to the Company:

(i)           executed counterparts of each Ancillary Agreement to which Buyer is a party;

(ii)          executed counterparts to the Contract Assignment Consents;

(iii)         a copy of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, certified by a Secretary or Assistant Secretary of Buyer;

(iv)        a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b); and

(v)         such other documents or instruments as the Company may reasonably request to effect the transactions contemplated hereby.

SECTION 8.  INDEMNIFICATION AND RELATED MATTERS.

8.1           Survival; Risk Allocation.

(a)           Survival.  All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing Date; provided, that solely in the case of representations and warranties, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(c)(i) unless written notice of a claim made pursuant to the provisions of Section 8.2(e), is delivered in good faith to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the twelve (12) month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to certain Losses shall be as follows:

(i)            with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.19 (Taxes), Section 3.21 (Employee Benefit Plans) or Section 3.23 (Environmental Matters), the Applicable Limitation Date shall be the sixtieth (60th) day after expiration of the applicable statute of limitations

(including any extensions thereto to the extent that such statute of limitations may be tolled); and

(ii)           with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.13(Personal Property), Section 3.27 (Brokerage), Section 4.1 (Authorization of Transactions), Section 4.5 (Brokerage), Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions) and Section 5.5 (Brokerage) (all such sections, collectively, the “Fundamental Representations”), the Applicable Limitation Date shall be the sixtieth (60th) day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled).

For the avoidance of doubt, all covenants and agreements of each Party set forth in this Agreement shall survive until fully satisfied pursuant to the terms thereof.

(b)           Risk Allocation.  The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules, together with the indemnification provisions herein, are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to indemnification or the other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party, notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

8.2           Indemnification.

(a)           Indemnification for Company Breaches.  Subject to each of the limitations set forth in this Section 8, after the Closing, the Company and the Members shall indemnify and hold harmless Buyer and its subsidiaries and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against any Losses which a Buyer Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:

(i)            a breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement (including in the Disclosure Schedules or in any certificate delivered by or on behalf of the Company in connection herewith or therewith);

(ii)           a breach of any covenant or agreement by the Company contained in this Agreement or any Ancillary Agreement;

(iii)          the assertion against any Buyer Indemnified Party of any Excluded Liability;

(iv)          any of the matters disclosed on Schedule 3.15(b)(vi) and Schedule 3.20(c);

(v)           any Contracts or arrangements listed on Schedule 3.14(a)(vi) pursuant to Section 3.14(a)(vi); or

(vi)          any claim by any Person with respect to any refund or rebate, other volume-based and similar pricing discounts, warranties arising under any Contract or from any services provided by the Company or employees thereof on or before the Closing Date.

(b)           Indemnification for Buyer Breaches.  Subject to each of the limitations set forth in this Section 8, after the Closing, Buyer and Buyer Parent shall indemnify and hold harmless the Company and its officers, directors, employees, Members, agents, representatives, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against any Losses which a Company Indemnified Party suffers, sustains or becomes subject to as the result of or in connection with:

(i)            A breach of any representation or warranty made by Buyer or Buyer Parent contained in this Agreement or any Ancillary Agreement;

(ii)           a breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement; or

(iii)          the assertion against any Company Indemnified Party of any Assumed Liability.

(c)           Indemnification for Member Breaches.  Subject to each of the limitations set forth in this Section 8, after the Closing, each Member, on a several and not joint and several basis and only with respect to its own representations, warranties and covenants, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses which a Buyer Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:

(i)            a breach of any representation or warranty made by such Member contained in this Agreement or any Ancillary Agreement (including in the Disclosure Schedules or in any certificate delivered by or on behalf of such Member in connection herewith or therewith); or

(ii)           a breach of any covenant or agreement made by such Member contained in this Agreement or any Ancillary Agreement.

(d)           Limitations on Indemnity.  The indemnification provided for in Section 8.2(a), Section 8.2(b) and Section 8.2(c) above is subject to the following limitations:

(i)            An Indemnifying Party shall have no indemnification obligation in respect of claims made pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(c)(i), as applicable, unless the Indemnified Party gives written notice of the claim to the Indemnifying Party in accordance with the procedures set forth herein on or before the Applicable Limitation Date.  If the Indemnified Party delivers such written notice of a claim on or prior to the Applicable Limitation Date, then the Indemnifying Party’s indemnification obligation, if any, in respect of the claims described in the notice shall survive the Applicable Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(ii)           An Indemnifying Party shall have no indemnification obligation in respect of claims made pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(c)(i) unless and until the aggregate amount of all Losses incurred by all Buyer Indemnified Parties or Company Indemnified Parties, as applicable, exceeds $150,000 (the “Threshold”), whereupon such Indemnifying Party shall be responsible for the indemnification of all Losses from the first dollar; provided, however, that notwithstanding the foregoing, the Threshold limitation shall not apply in respect of any Losses incurred by an Indemnified Party which arise as a result of or in connection with a breach of (A) any of the Fundamental Representations, or (B) any representation or warranty set forth in Section 3.19 (Taxes), Section 3.21 (Employee Benefit Plans) or Section 3.23 (Environmental Matters).  For the avoidance of doubt, the Threshold limitation shall also not apply in respect of any claims made by an Indemnified Party pursuant to Section 8.2(a)(ii), Section 8.2(a)(iii), Section 8.2(a)(iv), Section 8.2(a)(v) and Section 8.2(a)(vi), Section 8.2(b)(ii) and Section 8.2(b)(iii), or Section 8.2(c)(ii), as applicable.

(iii)          An Indemnifying Party shall have no indemnification obligation in respect of claims made pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(c)(i), as applicable, to the extent that the aggregate amount of Losses incurred by the Indemnifying Party under such applicable section exceeds $2,500,000 (the “Cap”); provided, however, that notwithstanding the foregoing, the Cap limitation shall not apply in respect of any Losses incurred by an Indemnified Party which arise as a result of or in connection with a breach of (A) any of the Fundamental Representations, or (B) any representation or warranty set forth in Section 3.19 (Taxes), Section 3.21 (Employee Benefit Plans) or Section 3.23 (Environmental Matters).  For the avoidance of doubt, the Cap limitation shall also not apply in respect of any claims made by an Indemnified Party pursuant to Section 8.2(a)(ii), Section 8.2(a)(iii), Section 8.2(a)(iv), Section 8.2(a)(v) and Section 8.2(a)(vi), Section 8.2(b)(ii) and Section 8.2(b)(iii), or Section 8.2(c)(ii), as applicable.

(iv)          Subject to Section 8.3, a Buyer Indemnified Party may pursue indemnification claims under Section 8.2(a) against the Company and/or the Members, in its discretion; provided, that no Member shall be liable for indemnification under Section 8.2(a) or Section 8.2(c) in an amount which exceeds such Member’s Pro Rata Share of the portion of any such indemnifiable Losses which are not paid by the Company.  No Member shall be responsible for indemnification under Section 8.2(c) in respect of a breach of a representation, warranty, covenant or agreement of another Member.  Subject to Section 8.2(h), no Member shall be liable for indemnification under Section 8.2(a) or Section 8.2(c) for more than the amount of its Pro Rata Share of the Cash Purchase Price.

(v)           Solely for purposes of determining the amount of Losses incurred in connection with any indemnification claims made under this Section 8 (but not for purposes of determining whether or not a breach of representation or warranty has first occurred), all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers.

(e)           Procedures.

(i)            Claim Notice.  If a Party wishes to seek indemnification under this Section 8, such Party (the “Indemnified Party”) shall give written notice (a “Claim Notice”) thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”) and in the case of the Company and the Members, a Representative; provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder.  The Claim Notice shall specify in reasonable detail the basis for such claim (and in the event the Claim Notice is delivered in respect to Losses for which an Indemnified Party is entitled to indemnification under Section 8.2(c) hereto, such Claim Notice shall identify the applicable Member), the facts pertaining thereto, and an estimate of Loss which such Indemnified Party claims to have so suffered (the “Claimed Amount”) or a statement that the Indemnified Party has determined that the Claimed Amount is not reasonably ascertainable at such time.

(ii)           Company or Member Claims.  In the event that the Indemnifying Party is the Company or a Member and a Claim Notice (other than in connection with a Third Party Claim) for an amount of Losses that does not exceed the then-current Holdback Amount is received prior to the Release Date (as defined in Section 8.3(b)), the following rules shall apply:

(A)                  Within ten (10) Business Days after receipt by the Representatives of a Claim Notice, the Representatives may deliver to the Buyer Indemnified Party a written response (the “Response Notice”) in which the Representatives: (a) agree that an amount of cash equal to the full Claimed Amount may be released from the Holdback Fund to the Buyer Indemnified Party; (b) agrees that an amount of cash equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Holdback Fund to the Buyer Indemnified Party; or (c) indicates that no part of the Holdback Fund may be released from the Holdback Fund to the Buyer Indemnified Party in respect of the Claimed Amount.  Any part of the Claimed Amount that is not agreed to be released to Buyer Indemnified Party pursuant to the Response Notice shall be the “Contested Amount.”

(B)                    If the Representatives either (i) fail to deliver to the Buyer Indemnified Party within such ten (10) Business Day period or (ii) deliver a Response Notice agreeing that an amount of cash equal to the full Claimed Amount may be released from the Holdback Fund to the Buyer Indemnified Party, the Buyer shall deliver to the Buyer Indemnified Party an amount of cash equal to the Claimed Amount.

(C)                    If the Representatives deliver a Response Notice agreeing that an amount of cash equal to less than the full Claimed Amount may be released from the Holdback Fund to the Buyer Indemnified Party, the Representatives shall deliver to the Buyer Indemnified Party such amount of cash equal to the Agreed Amount.

(D)                   (a)  If the Representatives deliver a Response Notice indicating that there is a Contested Amount, Buyer and the Representatives shall attempt to agree upon the rights of the respective parties with respect to each of such claims.  If Buyer and the Representatives shall reach such agreement, the Representatives shall release such Contested Amount (or portion thereof) to the Buyer Indemnified Party in accordance with joint written instructions signed by both Buyer, on behalf of the Buyer Indemnified Party, as applicable, and the Representatives.

(b)       If no such agreement can be reached within twenty (20) calendar days of delivery of the applicable Response Notice after good faith negotiation, either Buyer or the Representatives may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Representatives.  In the event that, within fifteen (15) calendar days after submission of any dispute to arbitration, Buyer and the Representatives cannot mutually agree on one arbitrator, then, within five (5) calendar days after the end of such fifteen (15) calendar-day period, Buyer and the Representatives shall each select one (1) arbitrator.  The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(c)       Any arbitration held pursuant to this Section 8.2(e)(ii) shall be held in Commonwealth of Massachusetts, in the City of Boston, under the rules then in effect of the American Arbitration Association.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Notice shall be rendered in writing and final, binding, and conclusive upon Buyer, the Buyer Indemnified Party and the Representatives.  The Representatives shall act in accordance with such decision and make or withhold payments out of the Holdback Fund based on such decision.  Arbitration costs, arbitrators’ fees and reasonable attorneys’ fees and costs shall be awarded to the prevailing parties, if any, by the arbitrator.  The parties agree to use their reasonable commercial efforts to cause the arbitration hearing to be conducted within thirty (30) days after the appointment of the arbitrator and to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing.

(iii)          Third Party Claims.  In the case of any Third Party Claim, if within fifteen (15) days after receiving the notice described in Section 8.2(e)(i) above the Indemnifying Party gives written notice to the Indemnified Party stating (A) that the Indemnifying Party would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Party disputes and intends to defend against such claim and (C) that the Indemnifying Party will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Indemnifying Party shall not be required to make any payment to the Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Indemnifying Party is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.  If the Indemnifying Party assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, and (ii) expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice.  The Indemnifying Party shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions.  Notwithstanding any of the foregoing, the Indemnifying Party shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party as incurred, if the Third Party Claim which such Indemnifying Party seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which an Indemnifying Party and the Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (4) could reasonably be expected to adversely affect the Taxes of the Business for a taxable period (or portion thereof) beginning after the Closing Date; or (5) involves a claim for which an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects.  If notice of intent to dispute and defend is not given by the Indemnifying Party within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion.  If such Third Party Claim is one that, by its nature, cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party shall reasonably request, and shall cooperate with the Indemnifying Party in such defense.

(f)            Purchase Price Adjustments.  For all Tax purposes, amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Purchase Price.

(g)           Maximum Contribution.  If and to the extent any provision of this Section 8 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for herein that is permissible under applicable legal requirements.

(h)           Exclusive Remedy; Fraud.  From and after the Closing, the indemnification provided pursuant to this Section 8 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any breach or claim in connection with this Agreement, the Disclosure Schedules or any certificate delivered in connection with this Agreement, regardless of the cause of action; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit a Party’s remedies in the case of fraud, intentional misrepresentation, willful misconduct or gross negligence or in respect of the pursuit of equitable remedies, including injunctive relief and specific performance.  In the event any Party to this Agreement perpetrates a fraud on another Party hereto, the Party that suffers Losses by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitations set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

8.3           Holdback Account.

(a)           To the extent that any Buyer Indemnified Party is entitled to indemnification pursuant to this Section 8, such Buyer Indemnified Party’s first resort for indemnification shall be an entitlement to reimbursement out of the Holdback Fund; provided, however, to the extent that the Losses exceed the amount remaining in the Holdback Fund or arise after the Survival Date, the Buyer Indemnified Party may recover such Losses first from the Holdback Fund, to the extent available, and then, directly from the Company or the Members subject to the limitations and terms and conditions of this Section 8 (including, without limitation, the limitations in Section 8.1(a) and Section 8.2(d)).

(b)           On the twelve (12) month anniversary of the Closing Date (the “Release Date”), the Buyer shall release to the Company the remaining amount of the Holdback Fund (which for the avoidance of doubt includes all interest accrued on the Holdback Amount) less the aggregate amount of all Losses specified in any then unresolved indemnification claims made by the Buyer Indemnified Parties pursuant to this Section 8.  To the extent that any amount has been reserved and withheld from distribution from the Holdback Fund on the Release Date on account of an unresolved claim for indemnification and, subsequent to such Release Date, such claim is resolved, the parties shall immediately release (i) to the Buyer Indemnified Parties the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to the Company an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.  The Parties hereto agree that the accrued interest earned on the Holdback Account shall be added to the corpus of the Holdback Fund and shall be available to fund indemnity claims made by the Buyer Indemnified Parties pursuant to this Section 8.  All Parties hereto agree for all Tax purposes that: (i) Buyer shall be treated as the owner of the Holdback Account, and all interest and earnings earned from the investment and reinvestment of the Holdback Account, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8 and (ii) if and to the extent any amount of the Holdback Account is actually distributed to the Company, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code.   All Parties hereto hereby acknowledge and agree, except as otherwise required pursuant to a determination within the meaning of Section 1313 of the Code (or any comparable provision of state or local law), to treat each of the Holdback Amount and the post-closing adjustment payable to the Company pursuant to Section 2.7 as installment obligations for purposes of Section 453 of the Code and not as compensation or wages for any Tax purpose, and no Party shall take any action or filing position inconsistent with such characterization.

SECTION 9.  TERMINATION.

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Company, on the one hand, and Buyer, on the other hand;

(b)           by the Company, upon written notice to Buyer, if an event occurs or a condition exists that has made it impossible to satisfy, on or before the Termination Date (as defined below), a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby, unless the Company’s breach of this Agreement has caused the condition to be unsatisfied;

(c)           by Buyer, upon written notice to the Company, if an event occurs or a condition exists that has made it impossible to satisfy, on or before the Termination Date, a condition precedent to Buyer’s obligation to consummate the transactions contemplated hereby, unless Buyer’s breach of this Agreement has caused the condition to be unsatisfied; or

(d)           by the Company, on the one hand, or Buyer, on the other hand, if the Closing has not occurred on or prior to March 15, 2010 (the “Termination Date”); provided,

however, that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Party’s or Parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

9.2           Effect of Termination.  In the event of a termination of this Agreement in accordance with Section 9.1, this Agreement shall forthwith become void and there shall be no obligation or liability on the part of any Party to any other Party or its stockholders, members, Affiliates, directors or officers under this Agreement, except that (a) the provisions of Section 11 shall continue in full force and effect and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

SECTION 10.  APPOINTMENT OF REPRESENTATIVE.

10.1         Powers of Attorney.  Each Member irrevocably constitutes and appoints the each of the Representatives as such Member’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representatives acting for such Member and in such Member’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Member or the Representatives hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Member might or could do in person, including:

(a)           deliver all notices required to be delivered by such Member under this Agreement, including any notice of a claim for which indemnification is sought under Section 8.2;

(b)           receive all notices required to be delivered to such Member under this Agreement, including any notice of a claim for which indemnification is sought under Section 8.2;

(c)           take any and all action on behalf of such Member from time to time as the Representatives may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including claims for indemnification under Section 8.2;

(d)           vote or consent on behalf of the Members with respect to matters under this Agreement or the transactions contemplated hereby; and

(e)           engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as deemed necessary or prudent in connection with the administration of the foregoing.

Each Member grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representatives may lawfully do or cause to be done by virtue hereof.  The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of the Members and each Member, by executing this Agreement, agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representatives and Buyer, and shall survive the death, incapacity or bankruptcy of such Member.  Each Member acknowledges and agrees that upon execution of this Agreement, any delivery by the Representatives of any waiver, amendment, agreement, opinion, certificate or other document executed by the Representatives or any decision made by the Representatives pursuant to the authority conferred upon such Representatives pursuant to this Section 10.1, such Person shall be bound by such document or decision as fully as if such Member had executed and delivered such document or made such decision.  Any actions permitted to be taken by the Representatives hereunder shall require the consent or action of both Representatives; provided, further, if at any time there is only one person or entity serving as Representative, action taken by him, her or it shall be sufficient to constitute any action required or permitted to be taken by jointly the Representatives pursuant to this Agreement.  Notwithstanding the foregoing, Buyer shall be entitled to rely on any representation made to it by any Representative with respect to such Representative’s authority to act pursuant to this Section 10.1.

10.2         Liability.  The Representatives shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Member, except in respect of amounts received on behalf of such Member.  The Representatives shall not be liable to any Member for any action taken or omitted by the Representatives or any agent employed by him hereunder or under any other Ancillary Agreement, or in connection therewith, except that the Representatives shall not be relieved of any liability imposed by law for willful misconduct.  The Representatives shall not be liable to the Members for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Member to whom payment was due, but not made, shall be to recover from the other Members any payment in excess of the amount to which they are determined to have been entitled.  The Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

10.3         Replacement of the Representatives.  Upon the death, disability or incapacity of either of the initial Representatives appointed pursuant to Section 10.1 above, each Member acknowledges and agrees that such Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person (and reasonably approved by Buyer) as capable of carrying out the duties and performing the obligations of the Representatives hereunder within thirty (30) days.  In the event that either of the Representatives resigns for any reason, the Representative shall, subject to Buyer’s approval, select another representative to fill such vacancy.  Any substituted representative shall be deemed a Representative for all purposes of this Agreement and the Ancillary Agreements.

10.4         Actions of the Representatives; Liability of the Representatives.  Each of the Company and each Member agrees that Buyer shall be entitled to rely on any action taken by the Representatives on behalf of the Members pursuant to Section 10.1 above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Member as fully as if such Member had taken such Authorized Action.  Buyer agrees that the Representatives shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted willful misconduct.  Each Member, severally and not jointly, on a pro-rata basis based on his respective Pro Rata

Share, agrees to pay, and to indemnify and hold harmless, each of the Buyer Indemnified Parties from and against any Loss that they may suffer, sustain, or become subject to as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Members (and each Member expressly waives and disclaims any such claim against the Buyer Indemnified Parties).  In addition, the Members hereby release and discharge Buyer from and against any liability arising out of or in connection with either of the Representative’s failure to distribute any amounts received by the Representatives on the Members’ behalf to the Members.

10.5         Indemnification of Representative.  Each Member, severally and not jointly, on a pro rata basis based on his respective Pro Rata Share, indemnifies the Representatives and his agents and holds the Representatives and their respective agents harmless against any Loss incurred in good faith by or on behalf of the Representatives and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representatives.

SECTION 11.  MISCELLANEOUS.

11.1         Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, the Company and each of the Representatives or (b) by a waiver in accordance with Section 11.2.

11.2         Waiver.  Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party.  Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights under this Section 11.2 shall not constitute a waiver of any of such rights.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.  All rights and remedies existing under this Agreement, including pursuant to Section 8 herein, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.3         Bulk Sales Laws.  Buyer hereby waives compliance by the Company with the provisions of any applicable bulk sales, fraudulent conveyance or other Law for the protection of creditors in connection with the transfer of the Purchased Assets under this Agreement; provided, that the Company hereby agrees to indemnify Buyer for any failure by the Company to so comply in the manner provided in Section 8.

11.4         Specific Performance.  Each of the Company and each Member agrees and acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of Section 6.10, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, each of the Company and each Member agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s and each such Member’s obligations thereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance.  If any such action is brought by Buyer to enforce Section 6.10, each of the Company and each Member hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

11.5         Expenses.  Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

11.6         Notices.  All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with original copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

If to the Company:	with a copy to:

Convista Consulting, LLC	Gunderson Dettmer Stough Villeneuve Franklin &
348 Marlborough St. #1	Hachigian, LLP
Boston, MA 02115	850 Winter Street
Attention: Stefan Fraas	Waltham, MA 02451
Facsimile	Facsimile No.: (877) 881-9166
Attention: Marc Dupre

If to the Representatives or any Member:

Stefan Fraas
348 Marlborough St. #1
Boston, MA 02115
Facsimile No.:

And

James Fraser
11608 Cobblestone Landing Court
Glenn Allen, VA 23059
Facsimile No.:

If to the Buyer:		with a copy to:

Virtusa Corporation		Goodwin Procter LLP
2000 West Park Drive,		Exchange Place
Westborough, MA 01581		Boston, MA 02109
Attention:	Ranjan Kalia	Attention:	John J. Egan
	Paul Tutun		Edward King
Facsimile No.: (508) 366-9901		Facsimile No.: (617) 523-1231

11.7         Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of the Company, each of the Representatives and Buyer; provided, however, that notwithstanding the foregoing, Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its right to purchase the Purchased Assets and assume the Assumed Liabilities to one or more of its Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder); (b) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (c) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of Buyer or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

11.8         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

11.9         Disclosure Schedules.  The representations and warranties contained herein shall be subject to the disclosures contained in the Disclosure Schedule.  The Disclosure Schedule shall be arranged according to specific sections and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in Section 3 and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

11.10       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others.  Unless otherwise indicated, the terms defined in this Agreement include the plural as well as the singular forms of such terms. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

11.11       Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.12       Entire Agreement.  This Agreement, the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11.13       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.14       Governing Law.  All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State, without regard to its conflicts with laws provisions.

11.15       Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that any Person that is a Buyer Indemnified Party shall have the right to enforce the obligations contained in Section 8 herein.

11.16       CONSENT TO JURISDICTION.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES

FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

11.17       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11.18       Press Releases and Announcements; Confidentiality.  On or prior to the Closing, no press release or public statement related to this Agreement or the transactions contemplated hereby, or other announcement to the employees or customers of the Company, shall be issued without the prior written consent of the Buyer and each of the Representatives, except as required by applicable law.  The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only in accordance with this Section 11.18, in which case such disclosure shall be prepared by the Buyer subject to the Buyer’s informing the Representatives prior to any disclosure and providing the Representatives an opportunity to comment.

11.19       Releases.  Each Member who is an employee of the Company (for himself or herself and his or her heirs, assigns or executors) releases and forever discharges Buyer and all of its subsidiaries and Affiliates, and their respective directors, officers, agents, equityholders and employees, from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees and liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the Closing Date, which relate in any way to his or her employment with the Company or the termination of that employment, except those arising under this Agreement or the Ancillary Agreements.  Such released claims include, without limitation, any and all claims of employment discrimination under any local, state or federal law or ordinance, including Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; or the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1966, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

CONVISTA CONSULTING, LLC:

By:	/s/ Stefan Fraas
Name: Stefan Fraas
Title: President & CEO

VIRTUSA CORPORATION:

By:	/s/ Thomas R. Holler
Name: Thomas R. Holler
Title: Chief Operating Officer

MEMBERS:

FRAAS, INC.

By:	/s/ Stefan Fraas
Name: Stefan Fraas
Title: President

FRASER, INC.

By:	/s/ Jim Fraser
Name: Jim Fraser
Title: President

REPRESENTATIVES:

By:	/s/ Stefan Fraas
Stefan Fraas

By:	/s/ Jim Fraser
James Fraser

Signature Page to Asset Purchase Agreement